                                                                    Exhibit 10.3

                              Amended and Restated
                           Receivables Sale Agreement


                   Dated as of September 24, 1999, as amended
                      and Restated as of December 22, 1999
                                      among
                          Quebecor World Finance Inc.,
                                 as the Seller,
                     Quebecor Printing (USA) Holdings Inc.,
                        as the Initial Collection Agent,
                               ABN AMRO Bank N.V.,
                       as the Agent and a Purchaser Agent,
                           The other Purchaser Agents
                         from time to time party hereto,

                           The Related Bank Purchasers
                         from time to time party hereto,
                                       and
                       Amsterdam Funding Corporation, as a
                                Conduit Purchaser
                                       and
                          The other Conduit Purchasers
                         from time to time party hereto

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                               Table of Contents

                                                                            PAGE

Article I         Purchases from Seller and Settlements                        1

Section 1.1.      Sales                                                        1
Section 1.2.      Interim Liquidations.                                        2
Section 1.3.      Selection of Discount Rates and Tranche Periods.             2
Section 1.4.      Fees and Other Costs and Expenses                            2
Section 1.5.      Maintenance of Sold Interest; Deemed Collection              3
Section 1.6.      Reduction in Commitments                                     3
Section 1.7.      Optional Repurchases.                                        3
Section 1.8.      Assignment of Purchase Agreement and RPA Limited Guaranty.   3
Section 1.9.      Extension of Scheduled Termination Date.                     4

Article II        Sales to and from Conduit Purchasers; Allocations            4

Section 2.1.      Required Purchases from an Uncommitted Conduit Purchaser.    4
Section 2.2.      Purchases by an Uncommitted Conduit Purchaser.               4
Section 2.3.      Allocations and Distributions                                4

Article III       Administration and Collections                               5

Section 3.1.      Appointment of Collection Agent                              5
Section 3.2.      Duties of Collection Agent                                   6
Section 3.3.      Reports                                                      6
Section 3.4.      Lock-Box Arrangements                                        6
Section 3.5.      Enforcement Rights                                           7
Section 3.6.      Collection Agent Fee                                         7
Section 3.7.      Responsibilities of the Seller                               7
Section 3.8.      Actions by Seller                                            7
Section 3.9.      Indemnities by the Collection Agent.                         8

Article IV        Representations and Warranties                               8

Section 4.1.      Representations and Warranties                               8

Article V         Covenants                                                    9

Section 5.1.      Covenants of the Seller                                      9

Article VI        Indemnification                                             12

Section 6.1.      Indemnities by the Seller                                   12
Section 6.2.      Increased Cost and Reduced Return                           13
Section 6.3.      Other Costs and Expenses                                    13
Section 6.4.      Withholding Taxes                                           14
Section 6.5.      Payments and Allocations                                    14

Article VII       Conditions Precedent                                        14

Section 7.1.      Conditions to Closing                                       14
Section 7.2.      Conditions to Each Purchase                                 15

Article VIII      The Agent                                                   15

Section 8.1.      Appointment and Authorization                               15
Section 8.2.      Delegation of Duties                                        15
Section 8.3.      Exculpatory Provisions                                      16
Section 8.4.      Reliance by Agent and Purchaser Agent                       16
Section 8.5.      Assumed Payments                                            16
Section 8.6.      Notice of Termination Events                                16


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

Section 8.7.      Non-Reliance on Agent and Other Purchasers                  17
Section 8.8.      Agent and Affiliates.                                       17
Section 8.9.      Indemnification                                             17
Section 8.10.     Successor Agent.                                            17

Article IX        Miscellaneous                                               17

Section 9.1.      Termination                                                 17
Section 9.2.      Notices                                                     17
Section 9.3.      Payments and Computations                                   18
Section 9.4.      Sharing of Recoveries                                       18
Section 9.5.      Right of Setoff                                             18
Section 9.6.      Amendments                                                  18
Section 9.7.      Waivers                                                     19
Section 9.8.      Successors and Assigns; Participations; Assignments         19
Section 9.9.      Intended Tax Characterization                               20
Section 9.10.     Confidentiality                                             20
Section 9.11.     Agreement Not to Petition.                                  20
Section 9.12.     Excess Funds                                                21
Section 9.13.     No Recourse                                                 21
Section 9.14.     Headings; Counterparts.                                     21
Section 9.15.     Cumulative Rights and Severability.                         21
Section 9.16.     Governing Law; Submission to Jurisdiction                   21
Section 9.17.     WAIVER OF TRIAL BY JURY                                     21
Section 9.18.     Entire Agreement.                                           21





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SCHEDULES       DESCRIPTION
Schedule I      Definitions
Schedule II     Related Bank Purchasers and Commitments of Committed Purchasers
Schedule III    Obligors

EXHIBITS DESCRIPTION
Exhibit A       Form of Incremental Purchase Request
Exhibit B       [RESERVED]
Exhibit C       Form of Periodic Report
Exhibit D       Addresses and Names of Seller and Originator
Exhibit E       Subsidiaries
Exhibit F       Lock-Boxes and Lock-Box Banks
Exhibit G       Form of Lock-Box Letter
Exhibit H       Compliance Certificate
Exhibit I       Credit and Collection Policy






















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

                              Amended and Restated
                           Receivables Sale Agreement

THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of December 22, 1999, is among Quebecor World Finance Inc., a Delaware corporation, as Seller (the "SELLER"), Quebecor Printing (USA) Holdings Inc., a Delaware corporation, as initial Collection Agent (the "INITIAL COLLECTION AGENT," and, together with any successor thereto, the "COLLECTION AGENT"), ABN AMRO Bank N.V., as agent for the Purchasers (the "AGENT"), the Purchaser Agents party hereto, the Conduit Purchasers party hereto, and the Related Bank Purchasers party hereto. Preliminary Statement

The Seller, Initial Collection Agent, Agent, Amsterdam and certain liquidity providers are parties to a Receivables Sale Agreement, dated as of September 24, 1999 (the "ORIGINAL CREDIT AGREEMENT"); Subject to and upon the terms and conditions set forth herein, the parties desire to amend and restated the Original Credit Agreement in the form of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   Article I
                     Purchases from Seller and Settlements

         SECTION 1.1.      SALES.

         (a) THE SOLD INTEREST. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers or, only if an Uncommitted Conduit Purchaser declines to make the applicable purchase, ratably to the Related Bank Purchasers for such Uncommitted Conduit Purchaser an undivided percentage ownership interest in the Eligible Receivables identified by the Seller as provided in Section 7.2 (the "SOLD RECEIVABLES"), the Related Security and all related Collections; PROVIDED THAT the aggregate principal amount of Sold Receivables shall equal the Sold Receivable Balance. Any such purchase (a "PURCHASE") shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to
Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Sold Receivables, the Related Security and related Collections (its "PURCHASE INTEREST") shall equal at any time such Purchaser's Investment divided by the Aggregate Investment. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "SOLD INTEREST", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Sold Receivables, the Related Security and Collections.

         (b) UNCOMMITTED CONDUIT PURCHASERS' PURCHASE OPTION AND COMMITTED PURCHASERS' COMMITMENTS. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will an Uncommitted Conduit Purchaser have any obligation to make a Purchase. Each Committed Purchaser severally hereby agrees, subject to
Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), the condition that the related Uncommitted Conduit Purchaser has refused to make a requested Purchase), to make Purchases before the Termination Date, based on the applicable Purchaser Group's Ratable Share of each Purchase (and, in the case of each Related Bank Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such Purchase), to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an "INCREMENTAL PURCHASE." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "REINVESTMENT PURCHASE." All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Commitment of such Purchaser Group.

         (c) INCREMENTAL PURCHASES. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by (i) 10:00 a.m. (Chicago time) three Business Days before the requested date (the "PURCHASE DATE") of such Purchase, in the case of each Purchase by an Uncommitted Conduit Purchaser and in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the LIBOR Rate and (ii) 10:00 a.m. (Chicago time) one Business Day before the requested Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Prime Rate, or, in each of the foregoing cases, such later time or day as a Conduit Purchaser shall agree. Each such notice shall specify the requested Purchase Date (which must be a Business Day) and the requested amount (the "PURCHASE Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless upon such request, in the case of an Uncommitted Conduit Purchaser, such Uncommitted Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Purchase (which determination shall be made within one Business Day after the Seller's request for an Incremental Purchase), in which case the Seller may request (which such request may only be made on and after January 3, 2000) such Ratable Share of the Incremental Purchase be made by the Related Bank Purchasers of such Uncommitted Conduit Purchaser on the originally requested Purchase Date. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a Ratable Share of an Incremental Purchase is requested from an Uncommitted Conduit Purchaser and such Uncommitted Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Uncommitted Conduit Purchaser shall transfer to the Agent's Account its Ratable Share of such Incremental Purchase by no later than 12:00 noon (Chicago time) on the Purchase Date. If a Ratable Share of an Incremental Purchase is requested from a Committed Conduit Purchaser or the Related Bank Purchasers for a Purchaser Group (which such request of the Related Bank Purchasers may only be made on and after January 3, 2000), subject to
Section 7.2 and the other terms and conditions hereof, each Committed Conduit Purchaser or the Related Bank Purchasers for a Purchaser Group shall transfer the applicable Purchaser Group's Ratable Share of the requested Purchase Amount (and, in the case of each Related Bank Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such Purchase) into the Agent's Account by no later than 12:00 noon (Chicago time) on the Purchase Date. The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent's Account. Notwithstanding anything in this Agreement to the contrary, the Committed Purchasers shall have no Commitment to make an Incremental Purchase prior to January 3, 2000.

         (d) REINVESTMENT PURCHASES. Unless an Uncommitted Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked) that it no longer wishes to make Reinvestment Purchases (in which case such Uncommitted Conduit Purchaser's Reinvestment Purchases, but not those of its Related Bank Purchasers or any Committed Conduit Purchaser, shall cease), on each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. An Uncommitted Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

         (e) SECURITY INTEREST. To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers and any other Person to whom any amount is owed hereunder) a security interest in all of the Seller's rights in the Sold Receivables, the Related Security, the Collections, the Lock- Box Accounts and all proceeds of the foregoing.

         SECTION 1.2. INTERIM LIQUIDATIONS. (a) OPTIONAL. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days' prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

         (b) MANDATORY. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

         SECTION 1.3. SELECTION OF DISCOUNT RATES AND TRANCHE PERIODS. The Discount Rates, Tranche Periods and related matters for all Investment of each Purchaser Group shall be set forth in and governed by the terms of, the Rate Supplement for such Purchaser Group.

         SECTION 1.4. FEES AND OTHER COSTS AND EXPENSES. (a) The Seller shall pay to each Purchaser Agent for the benefit of its Purchaser Group, such amounts as agreed to with the Seller in the Pricing Letter and Fee Letter, if any, for such Purchaser Group.

         (b) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5, 1.7


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

and 6.1 and all other amounts payable hereunder (other than Investment) and under the Rate Supplements, including, without limitation, all Discount, fees described in the Pricing Letters and Fee Letters and amounts payable under
Article VI.

         SECTION 1.5. MAINTENANCE OF SOLD INTEREST; DEEMED COLLECTION. (a) GENERAL. If at any time before the Termination Date the Eligible Receivable Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied FIRST to Prime Tranches and SECOND to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller.

         (b) DEEMED COLLECTIONS. If on any day the outstanding balance of a Sold Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Sold Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Sold Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) ("DEEMED COLLECTIONS") shall be remitted by the Seller to the Collection Agent in accordance with
Section 5.1(i).

         (c) PAYMENT ASSUMPTION. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Sold Receivables of such Obligor (starting with the oldest such Sold Receivable) and remitted to the Collection Agent as such.

         SECTION 1.6. REDUCTION IN COMMITMENTS. (a) The Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Purchaser Group in accordance with its Ratable Share (and, in the case of each Related Bank Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such reduction) and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.

         (b) Unless all parties hereto agree in writing, the Seller shall reduce on April 3, 2000 by $81,600,000 the Aggregate Commitment and the Matured Aggregate Investment. Each such redution in the Aggregate Commitment shall reduce the Commitment of each Purchaser Group in accordance with its Ratable Share (and, in the case of each Related Bank Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such reduction) and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.

         SECTION 1.7. OPTIONAL REPURCHASES. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

         SECTION 1.8. ASSIGNMENT OF PURCHASE AGREEMENT AND RPA LIMITED GUARANTY. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under the Purchase Agreement and RPA Limited Guaranty to the extent of the Sold Receivables. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes to the extent related to the Sold Receivables (a) all monies due and to become due to the Seller from the Originator or the Parent under or in connection with the Purchase Agreement and the RPA Limited Guaranty (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator, the Parent or Quebecor Printing Inc. under or in connection with the Purchase Agreement and the RPA Limited Guaranty. All provisions of the Purchase Agreement and the RPA Limited Guaranty shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under the Purchase Agreement and the RPA Limited

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Guaranty to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement or the RPA Limited Guaranty from Sold Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

         SECTION 1.9. EXTENSION OF SCHEDULED TERMINATION DATE. No later than 60 days prior to the Scheduled Termination Date the Seller may request in a written notice to the Agent that the Scheduled Termination Date then in effect be extended by three hundred sixty (360) days. The Agent will promptly inform each Purchaser Agent of any such request and each Purchaser Agent shall notify the Agent in writing no later than 30 days after its receipt of such notice whether its Purchaser Group agrees to such extension (each such Purchaser Group agreeing to such extension being a "CONSENTING PURCHASER GROUP"). In the event that a Purchaser Agent shall fail timely to so notify the Agent whether its Purchaser Group agrees to such extension, such Purchaser Group shall be deemed to have refused to grant the requested extension. Upon receipt by the Agent of the consent to such extension of all the Purchaser Groups no later than 30 days after its receipt of such notice, the Scheduled Termination Date shall be automatically extended an additional three hundred sixty (360) days. If the Instructing Group consents to such extension but fewer than all the Purchaser Groups so consent, and if the Seller still desires to extend the Scheduled Termination Date, the Seller may seek to replace any Purchaser Group that is a non-Consenting Purchaser Group pursuant to Section 9.8.

If the Seller and all the Purchaser Groups do not agree to the extension and each non-Consenting Conduit Purchaser is not replaced, the Scheduled Termination Date shall take place as scheduled. If the Scheduled Termination Date is extended, any non-Consenting Purchaser Group shall be replaced on the effective date of the assignment as set forth above and all amounts owing to such Purchaser Group hereunder shall, on such effective date, be paid in full pursuant to the terms of Section 9.8 hereof.

                                   Article II
               Sales to and from Conduit Purchasers; Allocations

         SECTION 2.1. REQUIRED PURCHASES FROM AN UNCOMMITTED CONDUIT PURCHASER.
(a) Each Uncommitted Conduit Purchaser may, at any time, sell to the relevant Related Bank Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Uncommitted Conduit Purchaser of such Uncommitted Conduit Purchaser Investment and its related Uncommitted Conduit Purchaser Settlement (each, a "PUT").

         (b) Any portion of any Investment of an Uncommitted Conduit Purchaser and related Uncommitted Conduit Purchaser Settlement purchased by a Related Bank Purchaser shall be considered part of such Related Bank Purchaser's Investment and related Uncommitted Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Related Bank Purchaser of any portion of the relevant Uncommitted Conduit Purchaser Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to the sum of (i) the Assigned Uncommitted Conduit Purchaser Settlement and (ii) all unpaid Discount owed to such Uncommitted Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Uncommitted Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Uncommitted Conduit Purchaser from the Seller in connection herewith.

         SECTION 2.2. PURCHASES BY AN UNCOMMITTED CONDUIT PURCHASER. Each Uncommitted Conduit Purchaser may at any time deliver to its Purchaser Agent and each relevant Related Bank Purchaser a notification of assignment in substantially the form provided by the relevant Transfer Agreement. If an Uncommitted Conduit Purchaser delivers such notice, each relevant Related Bank Purchaser shall sell to such Uncommitted Conduit Purchaser and such Uncommitted Conduit Purchaser shall purchase in full from each such Related Bank Purchaser, the Investment of the Related Bank Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Bank Purchaser to the relevant Uncommitted Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Bank Purchaser is free and clear of any Adverse Claim created or granted by such Related Bank Purchaser and that such Related Bank Purchaser has not suffered a Bankruptcy Event.

         SECTION 2.3.      ALLOCATIONS AND DISTRIBUTIONS.

         (a) NON-REINVESTMENT PERIODS. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that an Uncommitted Conduit Purchaser is not making Reinvestment Purchases (as established under Section 1.1(d)), the Collection Agent (i) shall set aside and hold solely for the benefit of the applicable Uncommitted Conduit Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Uncommitted Conduit Purchaser's Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period to the applicable Purchaser Agent (for the benefit of such Uncommitted Conduit Purchaser) the amounts so set aside up to the amount of such Uncommitted Conduit Purchaser's Purchase Amount and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Purchase Amount and Tranche Period. As provided in Section 1.4(c) all Discount and other amounts payable hereunder other than the Purchase Amount are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Aggregate Investment PLUS the Aggregate Reserve is greater than the Eligible Receivable Balance, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Aggregate Investment PLUS the Aggregate Reserve is no greater than the Eligible Receivable Balance, for distribution as part of the Purchase Interest in Collections.

         (b) TERMINATION DATE AND INTERIM LIQUIDATIONS. On each day during any Interim Liquidation and on each day on and after the Termination Date the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, the Sold Interest in all Collections received on such day and such Collections shall be allocated as follows:

         (i) FIRST, ratably to each Purchase Group until all Investment of, and Discount and interest due but not already paid to, each Purchaser Group has been paid in full; and

         (ii) SECOND, ratably to such Purchaser Group until all amounts owed to such Purchaser Group have been paid in full.

         (iii) THIRD, to the Agent until all amounts owed to the Agent (other than amounts owing the Agent in its role as a Purchaser Agent) have been paid in full;

         (iv) FOURTH, to each Purchaser Agent until all amounts owed to such Persons have been paid in full;

         (v) FIFTH, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

         (vi) SIXTH, to the Seller (or as otherwise required by applicable law). Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i) and (ii) above. No distributions shall be made to pay amounts under clauses (iii), (iv), (v), and (vi) above until sufficient Collections have been set aside to pay all amounts described in clause (i) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by all Purchaser Agents. As provided in Section 1.4(b) all Discount, interest and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(b) and after giving effect to such application the Matured Aggregate Investment PLUS the Aggregate Reserve is greater than the Eligible Receivable Balance, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Aggregate Investment PLUS the Aggregate Reserve is no greater than the Eligible Receivable Balance, for distribution as part of the Sold Interest in Collections.

                                  Article III
                         Administration and Collections

         SECTION 3.1. APPOINTMENT OF COLLECTION AGENT. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "COLLECTION AGENT") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Parent acknowledges that the Agent, each Purchaser Agent and each Purchaser have relied on the Parent's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Seller, with the written consent of the Agent, may designate a new Collection Agent to succeed the Parent (or any successor Collection Agent); PROVIDED THAT if the Seller and Agent can not agree on a new Collection Agent within three days of the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent.

         (b) The Parent may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Parent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Parent for such performance. The Agent may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

         (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Parent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Parent conducted such data-processing functions while it acted as the Collection Agent.

         SECTION 3.2. DUTIES OF COLLECTION AGENT. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the appropriate Purchaser Agent, after the occurrence of a Collection Agent Replacement Event, the Collection Agent shall transfer to the appropriate Purchaser Agent the amount of Collections to which the related Purchaser Group are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Sold Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Sold Receivable.

         (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

         (c) The Collection Agent shall turn over to the Seller (i) any Collections in excess of the Aggregate Investment plus the Aggregate Reserve, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(c), the collections and records for any indebtedness owed to the Seller that is not a Sold Receivable. The Collection Agent shall keep a copy in its files of all such records which it turns over to the Seller. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

         (d) Each Purchase hereunder shall constitute a representation and warranty by the Collection Agent that the Eligible Receivable Balance as of the date such Purchase is made is greater than or equal to the Sold Receivable Balance.

         SECTION 3.3. REPORTS. On or before the twentieth day of each month, and, after the occurrence of a Termination Event, at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding fiscal month or such other preceding period as is requested (each a "PERIODIC REPORT"), containing the information described on Exhibit C (with such modifications or additional information as reasonably requested by the Agent or the Instructing Group and, prior to the occurrence of a Termination Event, agreed to by the Seller).

         SECTION 3.4. LOCK-BOX ARRANGEMENTS. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under
Section 3.2, all other amounts it receives from such Lock-Box Account.

         SECTION 3.5. ENFORCEMENT RIGHTS. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Sold Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Agent's ownership of the Sold Interest and direct that payments on Sold Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Sold Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Sold Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

         (b) After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest exclusively for the purposes described in clauses (i) and (ii) below, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Sold Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Receivables and the Related Security, and (ii) exercise any and all of the Seller's rights and remedies under the Purchase Agreement and the RPA Limited Guaranty. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

         (c) Except as otherwise expressly provided herein or in any other Transaction Document to which it is a party, none of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Sold Receivable or Related Security or to enforce any rights or remedies related thereto.

         SECTION 3.6. COLLECTION AGENT FEE. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the "COLLECTION AGENT FEE") equal to (a) at all times the Parent or an Affiliate of any Quebecor Entity is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of the Sold Interest plus Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.

         SECTION 3.7. RESPONSIBILITIES OF THE SELLER. The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause the Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originator, under the Purchase Agreement. The Agent's, any Purchaser Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or the Originator from such obligations. None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originator or any other obligation or liability in connection with the Receivables or the Related Security.

         SECTION 3.8. ACTIONS BY SELLER. The Seller shall defend and indemnify the Agent, each Purchaser Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Sold Receivable or the Related Security with the provisions of any law or regulation. If any goods related to a Sold Receivable are repossessed, the Seller agrees to resell, or to have the Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent's

Account within one Business Day of receipt as part of the Sold Interest in Collections for application as provided herein.

         SECTION 3.9. INDEMNITIES BY THE COLLECTION AGENT. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "INDEMNIFIED PARTY") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "INDEMNIFIED LOSSES") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

         (i) any representation or warranty made by or on behalf of the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

         (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

         (iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds; or

         (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party; whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; PROVIDED, HOWEVER, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

                                   Article IV
                         Representations and Warranties

         SECTION 4.1. REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants to the Agent and each Purchaser that:

         (a) EXISTENCE AND POWER. Each of the Seller and each Quebecor Entity is duly organized, validly existing and in good standing under the laws of its state of organization and has all corporate or other organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or
(iv) the enforceability or collectibility of a material portion of the Sold Receivables.

         (b) AUTHORIZATION AND NO CONTRAVENTION. The execution, delivery and performance by each of the Seller and each Quebecor Entity of each Transaction Document to which it is a party (i) are within its corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, which contravention or default may have a material adverse effect upon (I) the financial condition of the Seller, the Quebecor Entities and the Subsidiaries, taken as a whole or (II) the collectibility of a material portion of the Sold Receivables, (B) its or any Subsidiary's charter, by-laws or other constituent documents or (C) any material agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject, which contravention or default may have a material adverse effect upon (I) the financial condition of the Seller, the Quebecor Entities and the Subsidiaries, taken as a whole or (II) the collectibility of a material portion of the Sold Receivables and (iv) will not result in any Adverse Claim on any Sold Receivable, the Related Security or Collection or result in the acceleration of any indebtedness of the Seller, any Quebecor Entity or any Subsidiary.

         (c) NO CONSENT REQUIRED. Other than the filing of financing statements no approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Quebecor Entity of any Transaction Document to which it is a party or any transaction contemplated thereby.

         (d) BINDING EFFECT. Each Transaction Document to which the Seller or any Quebecor Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

         (e) PERFECTION OF OWNERSHIP INTEREST. Immediately preceding its sale of Sold Receivables to the Seller, the Originator was the owner of, and effectively sold, such Sold Receivables to the Seller and, from and after the date occurring 30 days after the first Incremental Purchase, free and clear of any Adverse Claim. The Seller owns the Sold Receivables, and, from and after the date occurring 30 days after the first Incremental Purchase, free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall, upon filing the UCC financing statements referred to in Section 7.1(b), be a perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Sold Receivables and Collections to the extent of its Purchase Interest then in effect.

         (f) ACCURACY OF INFORMATION. All information furnished by the Seller, any Quebecor Entity or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

         (g) NO ACTIONS, SUITS. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Quebecor Entity or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, the Quebecor Entities and the Subsidiaries, taken as a whole or on the collectibility of a material portion of the Sold Receivables or
(ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Quebecor Entity or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Quebecor Entities and the Subsidiaries, taken as a whole or (ii) the collectibility of a material portion of the Sold Receivables.

         (h) NO MATERIAL ADVERSE CHANGE. Since September 28, 1999, there has been no material adverse change in the collectibility of a material portion of the Sold Receivables or the Seller's, the Quebecor Entity's or the Subsidiaries', taken as a whole (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.

         (i) ACCURACY OF EXHIBITS; LOCK-BOX ARRANGEMENTS. All information on Exhibits D-F (listing offices and names of the Seller and the Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

         (j) SALES BY THE ORIGINATOR. Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for "REASONABLY EQUIVALENT VALUE" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "ANTECEDENT DEBT" (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

         (k) YEAR 2000 PROBLEM. Each of the Seller and each Quebecor Entity has reviewed the areas within its business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "YEAR 2000 PROBLEM" (that is, the risk that computer applications used by such Person and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999). Based on such program, such Person believes that the "YEAR 2000 PROBLEM" will not have a material adverse effect on such Person.

                                   Article V
                                   Covenants

         SECTION 5.1. COVENANTS OF THE SELLER. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

         (a) FINANCIAL REPORTING. The Seller will, and each Quebecor Entity and each Subsidiary will, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent, each Purchaser Agent and each Purchaser:

         (i) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the end of each fiscal year of Quebecor Printing Inc., commencing with the fiscal year ending December 31, 1999:

         (a) the consolidated balance sheet of Quebecor Printing Inc. as the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, and

         (b) an audit report of KPMG, or any one of the five (5) largest firms of accountants nationally recognized in the United States of America or in Canada, as the case may be, which report shall include an opinion of such auditors which opinion shall not be qualified and shall state that such financial statements were prepared in accordance with GAAP and that the audit by such auditors in connection with such financial statements has been made in accordance with generally accepted auditing standards,

         (ii) QUARTERLY FINANCIAL STATEMENTS. As soon as practicable and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Quebecor Printing Inc., commencing with the quarterly period ending September 25, 1999, the consolidated balance sheet of Quebecor Printing Inc. and the related consolidated statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, subject to normal year-end auditing adjustments; and

         (iii) OFFICER'S CERTIFICATE. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements;

         (iv) PUBLIC REPORTS. Promptly upon becoming available, a copy of each report or proxy statement filed by Quebecor Printing Inc. with the Securities Exchange Commission; and

         (v) OTHER INFORMATION. With reasonable promptness, such other information (including non-financial information) as may reasonably be requested by the Agent, any Purchaser Agent or any Purchaser (with a copy of such request to the Agent).

         (b) NOTICES. Promptly upon becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

         (i) POTENTIAL TERMINATION EVENTS. The occurrence of any Potential Termination Event;

         (ii) REPRESENTATIONS AND WARRANTIES. The failure of any representation or warranty herein to be true (when made) in any material respect;

         (iii) DOWNGRADING. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of Quebecor Printing Inc.;

         (iv) LITIGATION. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to have a material adverse effect on the financial condition of the Seller, the Quebecor Entities and the Subsidiaries, taken as a whole or on the collectibility of a material portion of the Sold Receivables; or

         (v) CHANGES IN BUSINESS. Any change in, or proposed change in, the character of any Quebecor Entity's business that could impair the collectibility or quality of a material portion of the Sold Receivables. If the Agent or any Purchaser Agent receives such a notice, the Agent or such Purchaser Agent shall promptly give notice thereof to each Purchaser and, until each Conduit Purchaser has no Investment after the Termination Date, to each CP Dealer and each Rating Agency.

         (c) CONDUCT OF BUSINESS. The Seller will perform, and will cause each Quebecor Entity and Subsidiary to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of the Seller, the Quebecor Entities and any Subsidiary, taken as a whole or on the collectibility of a material portion of the Sold Receivables.

         (d) COMPLIANCE WITH LAWS. The Seller will comply, and will cause each Quebecor Entity and Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of the Seller, the Quebecor Entities and any Subsidiary, taken as a whole or on the collectibility of a material portion of the Sold Receivables.

         (e) FURNISHING INFORMATION AND INSPECTION OF RECORDS. The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or a Purchaser may reasonably request. The Seller will, and will cause the Originator to, permit, at any time during regular business hours upon reasonable advance written notice, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or the Originator's officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may (at the expense of the Seller which, prior to the occurrence of a Termination Event, shall not exceed $15,000 per year) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections. Once a year, each Purchaser Agent may (at the expense of the Seller which, prior to occurrence of a Termination Event, shall not exceed $5,000 per year) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

         (f) KEEPING RECORDS. (i) The Seller will, and will cause the Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Sold Receivables (including Records adequate to permit the timely identification of each new Sold Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

         (ii) The Seller will, (A) at all times from and after the date hereof, use its best efforts to identify the Agent's and the Purchasers' interest in the Sold Receivables and the Collections on its computer and master data processing books and records and (B) upon the request of the Agent in the case of Sold Receivables constituting chattel paper, so mark each contract relating to a Sold Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Sold Receivables and all contracts relating to each Sold Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

         (g) PERFECTION. (i) The Seller will, and will cause the Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent, for the benefit of the Purchasers, to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent, for the benefit of the Purchasers, a valid, and from and after the date occurring 30 days after the first Incremental Purchase hereunder, a first priority perfected security interest in the Sold Receivables, the Collections, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free, and clear of any Adverse Claim (and a perfected ownership interest in the Sold Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature.

         (ii) The Seller will, and will cause the Originator to, only change its name, identity or corporate structure or relocate its chief executive office or the Records following the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

         (iii) Each of the Seller and the Originator will at all times maintain its chief executive offices within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Sold Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.

         (h) PERFORMANCE OF DUTIES. The Seller will perform, and will cause each Quebecor Entity and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Quebecor Entity to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Sold Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Sold Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

         (i) PAYMENTS ON RECEIVABLES, ACCOUNTS. The Seller will, and will cause the Originator to, at all times instruct all Obligors to deliver payments on the Sold Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or the Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after the Seller or any Originator becomes aware of such receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate (other than payments on Receivables) to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds other than collections on Receivables. The Seller shall only add, and shall only permit the Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days (or such fewer days as consented to by the Agent) advance notice to the Agent.

         (j) SALES AND ADVERSE CLAIMS RELATING TO RECEIVABLES. Except as otherwise provided herein, the Seller will not, and will not permit the Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Sold Receivable or any proceeds thereof.

         (k) EXTENSION OR AMENDMENT OF RECEIVABLES. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit the Originator to, extend, amend, rescind or cancel any Sold Receivable.

         (l) CHANGE IN BUSINESS OR CREDIT AND COLLECTION POLICY. The Seller will not make any material change in the character of its business and will not, and will not permit the Originator to, make any material change to the Credit and Collection Policy without the prior written approval of the Agent and the Instructing Group.

                                   Article VI
                                Indemnification

         SECTION 6.1. INDEMNITIES BY THE SELLER. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "INDEMNIFIED PARTY") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "INDEMNIFIED LOSSES") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses
(a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

         (i) any representation or warranty made by the Seller, any Quebecor Entity or the Collection Agent (or any employee or agent of the Seller, any Quebecor Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Quebecor Entity or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

         (ii) the failure by the Seller, any Quebecor Entity, or the Collection Agent to comply with any applicable law, rule or regulation related to any Sold Receivable, or the nonconformity of any Sold Receivable with any such applicable law, rule or regulation;

         (iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

         (iv) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

         (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

         (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Sold Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Sold Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

         (vii) any failure of the Seller or any Quebecor Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

         (viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);

         (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Sold Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

         (x) litigation and related costs of collection relating to any inability to enforce any judgment rendered in the United States against any Obligor of any Sold Receivable in such Obligor's country of domicile in respect of any Receivable without reexamination or relitigation of the matters adjudicated upon, or any inability to obtain any judgment in or utilize the court or other adjudication system of, any foreign jurisdiction in which such an Obligor may be located, except, in each case, to the extent the applicable Sold Receivable is uncollectible on account of the insolvency or bankruptcy of such Obligor or its financial inability to pay.

         SECTION 6.2. INCREASED COST AND REDUCED RETURN. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the "FUNDING PARTIES") with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a "REGULATORY CHANGE") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "FUNDING DOCUMENTS") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of a Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers, the Purchaser Agents, and the Agent have been negotiated on the basis that the unused portion of each Committed Purchaser's Commitment is treated as a "SHORT TERM COMMITMENT" for which there is no regulatory capital requirement and the Commitment of each Enhancement Bank carries the same capital requirement as a funded loan in the same amount. If any Committed Purchaser determines it is required to maintain capital against its Unused Commitment, or if any Enhancement Bank is required to maintain capital on its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.

         SECTION 6.3. OTHER COSTS AND EXPENSES. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights in the Sold Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Sold Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box

Accounts, including fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent, and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all reasonable costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and each Conduit Purchaser for the cost of the Agent's or such Conduit Purchaser auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any Funding Source pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse such Conduit Purchaser on demand for all other costs and expenses incurred by such Conduit Purchaser or any shareholder of such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including a PRO RATA share of the cost of auditing such Conduit Purchaser's books by certified public accountants, the cost of the Ratings and the fees and reasonable out-of-pocket expenses of counsel of the Agent, each Conduit Purchaser or any shareholder, or administrator, of each Conduit Purchaser for advice relating to such Conduit Purchaser operation.

         SECTION 6.4. WITHHOLDING TAXES. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, each Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser, such Purchaser Agent or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

         (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

         SECTION 6.5. PAYMENTS AND ALLOCATIONS. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and its Purchaser Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive as to amount absent manifest error. The Seller shall pay to the Agent amounts owed to it or to the applicable Purchaser Agent amounts owed to such Purchaser Agent or owed to any Purchaser in its Purchase Group, for the account of such Person the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

                                  Article VII
                              Conditions Precedent

         SECTION 7.1. CONDITIONS TO CLOSING. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

         (a) A certificate of the Secretary of each of the Seller and each Quebecor Entity certifying (i) the resolutions of the Seller's and each Quebecor Entity's board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller's or any Quebecor Entity's behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller's and each Quebecor Entity's certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller's and each Quebecor Entity's by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller or any Quebecor Entity is organized.

         (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Sold Receivables, Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.

         (c) UCC search reports from all jurisdictions the Agent requests.

         (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters, (iii) a Periodic Report covering the month ended November __, 1999 and (iv) each Transaction Document.

         (e) Favorable opinions of counsel to the Seller and each Quebecor Entity covering such matters as any Purchaser Agent or the Agent may request.

         (f) Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request.

         (g) All legal matters related to the Purchase are satisfactory to the Purchasers.

         SECTION 7.2. CONDITIONS TO EACH PURCHASE. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(e) of this
Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

         (a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;

         (b)      the Termination Date has not occurred;

         (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

         (d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date);

         (e) the Seller has identified on its books and records the Sold Receivables and after giving effect to the application of the proceeds of such Purchase, the Aggregate Investment plus the Aggregate Reserve does not exceed the Eligible Receivable Balance; and

         (f) each of the Seller and each Quebecor Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V). Nothing in this Section 7.2 limits the obligations of each Related Bank Purchaser to its related Conduit Purchaser (including any applicable Transfer Agreement).

                                  Article VIII
                                   The Agent

         SECTION 8.1. APPOINTMENT AND AUTHORIZATION. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "AGENT" under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

         (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent. No Purchaser Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.

         SECTION 8.2. DELEGATION OF DUTIES. The Agent and each Purchaser Agent may execute any of their respective duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor any Purchaser Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         SECTION 8.3. EXCULPATORY PROVISIONS. Neither the Agent, any Purchaser Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Quebecor Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Quebecor Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in
Article VII. Neither the Agent nor any Purchaser Agent shall not have any obligation to any Purchaser or any Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Quebecor Entity or any of their Affiliates.

         SECTION 8.4. RELIANCE BY AGENT AND PURCHASER AGENTS. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent or such Purchaser Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

         (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Instructing Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

         (c) Each Purchaser Agent shall determine with its Purchaser Group the number of such Purchasers (each, a "VOTING BLOCK"), which shall be required to request or direct such Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent's Purchasers.

         (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit and on behalf of each of the Purchasers in respect of which such Purchaser Agent is identified as being the "PURCHASER AGENT" in the definition of "PURCHASER AGENT" hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and the Purchasers in its Purchaser Group shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

         SECTION 8.5. ASSUMED PAYMENTS. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an "ASSUMED PAYMENT") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser Group shall not have made its Assumed Payment available to the Agent, such Purchaser Group and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate for the first three days such amounts are past due and thereafter at a rate per annum equal to the Federal Funds Rate plus 2%.

         SECTION 8.6. NOTICE OF TERMINATION EVENTS. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. If the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to the members of its Purchaser Group. If a Purchaser Agent receives such a notice from any Person other than the Agent, it shall promptly give notice thereof to the Agent and each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to the members of its Purchaser Group. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

         SECTION 8.7. NON-RELIANCE ON AGENT AND OTHER PURCHASERS. Each Purchaser expressly acknowledges that neither the Agent, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Quebecor Entity, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, any Purchaser Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Quebecor Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser Agent that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser or Purchaser Agent with any information concerning the Seller, any Quebecor Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         SECTION 8.8. AGENT AND AFFILIATES. Each of the Purchaser Agents, the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Quebecor Entity or any of their Affiliates and ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that ABN AMRO acts as agent for Amsterdam and subagent for Amsterdam's management company in various capacities, as well as providing credit facilities and other support for Amsterdam not contained in the Transaction Documents.

         SECTION 8.9. INDEMNIFICATION. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Quebecor Entity and without limiting the obligation of the Seller or any Quebecor Entity to do
so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

         SECTION 8.10. SUCCESSOR AGENT. The Agent may, upon at least thirty (30) days notice to the Seller and each Purchaser Agent, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group (with the approval of the Seller) and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                   Article IX
                                 Miscellaneous

         SECTION 9.1. TERMINATION. Each Uncommitted Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Uncommitted Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination.

         SECTION 9.2. NOTICES. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication or, if agreed by all parties, e-mail), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Purchaser Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's or such Purchaser Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent or any Purchaser Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

         SECTION 9.3. PAYMENTS AND COMPUTATIONS. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or the appropriate Purchaser Agent (for the benefit of such Purchaser or other Person). The Agent or the appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 1:00 p.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

         SECTION 9.4. SHARING OF RECOVERIES. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         SECTION 9.5. RIGHT OF SETOFF. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts due and owing by the Seller hereunder.

         SECTION 9.6. AMENDMENTS. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent,
(ii) reduce the rate or extend the time of payment of Discount for any LIBOR Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Purchasers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, Section 7.4 of the
Purchase Agreement, the RPA Limited Guaranty, the RSA Limited Guaranty or any obligation of any Quebecor Entity thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Quebecor Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent's or such Purchaser Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to any Person may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers, and the Agent and each Purchaser Agent. If required by the Rating Agencies for any Conduit Purchaser, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment, assignment, termination, resignation or removal.

         SECTION 9.7. WAIVERS. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.

         SECTION 9.8. SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.

         (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

         (b) PARTICIPATIONS. Any Purchaser may sell to one or more Persons (each a "PARTICIPANT") participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Agent and the applicable Purchaser Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the applicable Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the applicable Transfer Agreement, except amendments described in clause (a) of
Section 9.6.

         (c) ASSIGNMENTS BY RELATED BANK PURCHASERS. Any Related Bank Purchaser may assign to one or more Persons ("PURCHASING COMMITTED PURCHASERS"), acceptable to the applicable Purchaser Agent in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) any portion of its Commitment as a Related Bank Purchaser hereunder and under the applicable Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a "TRANSFER SUPPLEMENT") in form satisfactory to the applicable Purchaser Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the applicable Purchaser Agent. Any such assignment by a Related Bank Purchaser must be for an amount of at least Ten Million Dollars. Each Purchasing Committed Purchasers shall pay a fee of Three Thousand Dollars to the applicable Purchaser Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Related Bank Purchaser Investment and its Commitment as a Related Bank Purchaser hereunder and under any applicable Transfer Agreement. Upon the execution and delivery to the applicable Purchaser Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Related Bank Purchaser of the agreed purchase price, such selling Related Bank Purchaser shall be released from its obligations hereunder and under the applicable Transfer Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Related Bank Purchaser party hereto and shall have all the rights and obligations of a Related Bank Purchaser hereunder to the same extent as if it were an original party hereto and to the applicable Transfer Agreement with a Commitment as a Related Bank Purchaser, any Investment and any related Assigned Settlement described in the Transfer Supplement.

         (d) REPLACEABLE RELATED BANK PURCHASER. If any Related Bank Purchaser (a "REPLACEABLE PURCHASER") shall (i) petition the Seller for any amounts under
Section 6.2 or (ii) have a short-term debt rating lower than the "A-1" by S&P and "P-1" by Moody's (unless such Related Bank Purchaser is also an Enhancement
Bank), the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a "REPLACEMENT RELATED BANK PURCHASER") acceptable to the Agent and the applicable Conduit Purchaser, in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) to which such Replaceable Related Bank Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the applicable Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Settlement, to the Replacement Related Bank Purchaser in accordance with Section 9.8(c).

         (e) ASSIGNMENT BY CONDUIT PURCHASERS. Each party hereto agrees and consents (i) to each Conduit Purchaser's assignment, participation, grant of security interests in or other transfers of any portion of not less than $25,000,000 of, or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to the Seller and the Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder. Each new Conduit Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Each Conduit Purchaser shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser's Purchase Interest and the related Assigned Settlement and the payment to the Agent of the fee specified above, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.

         (f) OPINIONS OF COUNSEL. If required by the Agent or any Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or such Purchaser Agent may reasonably request.

         SECTION 9.9. INTENDED TAX CHARACTERIZATION. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Sold Receivables (the "INTENDED TAX CHARACTERIZATION"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Sold Receivables, Related Security and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

         SECTION 9.10. CONFIDENTIALITY. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement in form and substance acceptable to the Seller, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) any Conduit Purchaser's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers, and (vi) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, PROVIDED that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person's obligations hereunder).

         SECTION 9.11. AGREEMENT NOT TO PETITION. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one
(1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit

Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser.

         SECTION 9.12. EXCESS FUNDS. Other than amounts payable under Section 9.4, each Conduit Purchaser shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit Purchaser has Excess Funds (as defined below). If such Conduit Purchaser does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 9.4) over the amount paid shall not constitute a "CLAIM" (as defined in Section 101(5) of the Federal Bankruptcy Code) against such Conduit Purchaser until such time as such Conduit Purchaser has Excess Funds. If such Conduit Purchaser does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 9.4), then such Conduit Purchaser may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "EXCESS FUNDS" means the excess of (a) the aggregate projected value of such Conduit Purchaser's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit Purchaser for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit Purchaser to the Internal Revenue Service, plus
(iv) all other indebtedness, liabilities and obligations of such Conduit Purchaser then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

         SECTION 9.13. NO RECOURSE. The obligations of each Conduit Purchaser, their respective management companies, their respective administrators and referral agents (each a "PROGRAM ADMINISTRATOR") under any Transaction Document or other document (each, a "PROGRAM DOCUMENT") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

         SECTION 9.14. HEADINGS; COUNTERPARTS. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

         SECTION 9.15. CUMULATIVE RIGHTS AND SEVERABILITY. All rights and remedies of the Purchasers, the Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

         SECTION 9.16. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOUROUGH OF MANHATTAN FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent, any Purchaser Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

         SECTION 9.17. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

         SECTION 9.18. ENTIRE AGREEMENT. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.


ABN AMRO BANK N.V., as the Agent       ABN AMRO BANK N.V., as the Related Bank
                                          Purchaser for Amsterdam and as the
                                          Amsterdam Purchaser Agent


By:                                    By:
   ------------------------------          ------------------------------
   Title:                                  Title:


By:                                    By:
   ------------------------------          ------------------------------
   Title:                                  Title:
Address: Structured Finance,           Address: Structured Finance,
           Asset Securitization                   Asset Securitization
         135 South LaSalle Street               135 South LaSalle Street
         Chicago, Illinois 60674-9135           Chicago, Illinois  60674-9135
         Attention: Purchaser Agent-            Attention:  Enhancer-Amsterdam
                     Amsterdam                  Telephone:  (312) 904-6263
         Telephone: (312) 904-6263              Telecopy:   (312) 904-6376
         Telecopy:  (312) 904-6376

AMSTERDAM FUNDING CORPORATION, as
   an Uncommitted Conduit Purchaser


By:
   ------------------------------
   Title:


Address: c/o Global Securitization Services, LLC
         25 West 43rd Street, Suite 704
         New York, New York  10036
         Attention:        Andrew Stidd

         Telephone:        (212) 302-8330
         Telecopy:         (212) 302-8767

QUEBECOR WORLD FINANCE INC., as Seller


By:
   ------------------------------
   Title:

Address: 300 Delaware Avenue, Suite 900
         Wilmington, Delaware 19801
         Attention:  Vice President, Legal Affairs
                     and Secretary

Telephone:        (302) 421-7361
Telecopy:         (302) _________

with a copy to :  Imprimeries Quebecor S.A.
         Succursale de Granges-Paccot

         Route des Arseneaux 15
         Chayette 8 CH 1700, Fribourg
         Switzerland
         Telephone:        41-26-347-4777
         Telecopy:         41-26-347-4778

QUEBECOR PRINTING (USA) HOLDINGS INC.,
   as Initial Collection Agent


By:
   ------------------------------
   Title:

Address: 300 Delaware Avenue, Suite 900
         Wilmington, Delaware 19801
         Attention:  Vice President

Telephone:        (302) 421-7361
Telecopy:         (302) _________

with a copy to :  Imprimeries Quebecor S.A.
         Succursale de Granges-Paccot
         Route des Arseneaux 15
         Chayette 8 CH 1700, Fribourg
         Switzerland
         Telephone:        41-26-347-4777
         Telecopy:         41-26-347-4778

                                   Schedule I
                                  Definitions

The following terms have the meanings set forth, or referred to, below:

"ABN AMRO" means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

"ADVERSE CLAIM" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

"AFFILIATE" means, for any Person, any other Person which, directly or indirectly, is in control of, or is controlled by, such Person. For purposes of this definition, "CONTROL" means the power, directly or indirectly, to either
(i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

"AGENT" is defined in the first paragraph hereof.

 "AGENT'S ACCOUNT" means the account designated to the Seller, the Purchaser Agents and the Purchasers by the Agent.

"AGGREGATE COLLECTIONS" means the sum of all amounts paid on a Receivable plus all amounts deemed paid on any Sold Receivable under Section 1.5(b) or that would be deemed paid under Section 1.5(b) if such Receivable were a Sold Receivable.

"AGGREGATE COMMITMENT" means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.6.

"AGGREGATE INVESTMENT" means the sum of the Investments of all Purchasers.

"AGGREGATE RESERVE" means, at any time at which such amount is calculated, the sum of the Loss Reserve, the Discount Reserve and the Dilution Reserve.

"AMSTERDAM" is defined in the first paragraph hereof.

"ASSIGNED SETTLEMENT" means, for each Related Bank Purchaser for an Uncommitted Conduit Purchaser for any Put, the product of such Related Bank Purchaser's Purchased Percentage and the amount of the an Uncommitted Conduit Purchaser Settlement being transferred pursuant to such Put.

"BANKRUPTCY EVENT" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debt as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.

 "BUSINESS DAY" means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a LIBOR Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

"CHARGE-OFF" means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

"COLLECTION" means any amount paid, or deemed paid, on a Sold Receivable or by the Seller as a Deemed Collection under Section 1.5(b).

"COLLECTION AGENT" is defined in Section 3.1(a).

"COLLECTION AGENT FEE" is defined in Section 3.6.

"COLLECTION AGENT REPLACEMENT EVENT" means the occurrence of any one or more of the following:

         (a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document;

         (b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made; or

         (c) the Collection Agent suffers a Bankruptcy Event.

"COMMITMENT" means, for each Committed Purchaser, the amount set forth on
Schedule II for such Committed Purchaser or in a Transfer Supplement, and, for each, Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case, as adjusted in accordance with Sections 1.6 and 9.8.

"COMMITMENT PERCENTAGE" means, for each Related Bank Purchaser in a Purchaser Group, such Related Bank Purchaser's Commitment divided by the total of all Commitments of all Related Bank Purchasers in such Purchaser Group.

"COMMITTED CONDUIT PURCHASER" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Committed Conduit Purchaser pursuant to a Transfer Supplement.

"COMMITTED PURCHASERS" means each Related Bank Purchaser for an Uncommitted Conduit Purchaser and each Committed Conduit Purchaser.

"CONDUIT PURCHASER" means each Committed Conduit Purchaser and Uncommitted Conduit Purchaser.

"CONDUIT PURCHASER INVESTMENT PERCENTAGE" means a fraction, expressed as a decimal, obtained by dividing the Investment of a Conduit Purchaser by the Investment of all Purchasers.

 "CONCENTRATION LIMIT" means (i) with respect to the Obligors with senior unsecured long-term indebtedness rated A- (or higher) by S&P and A3 (or higher) by Moody's, an amount not to exceed 5% of the Aggregate Investment plus Aggregate Reserves, (ii) with respect to Obligors that do not satisfy the requirements of clause (i) above but have senior unsecured long-term indebtedness rated BBB (or higher) by S&P and Baa2 (or higher) by Moody's, an amount not to exceed 4% of the Aggregate Investment plus Aggregate Reserves, and
(iii) with respect to all other Obligors, an amount not to exceed 3.33% of the Aggregate Investment plus Aggregate Reserves.

"CP DEALER" means, at any time, each Person a Conduit Purchaser then engages as a placement agent or commercial paper dealer.

"CP RATE" means, for any CP Tranche Period, a rate per annum as established pursuant to the applicable Rate Supplement.

"CREDIT AND COLLECTION POLICY" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.

"DEEMED COLLECTIONS" is defined in Section 1.5(b).

"DEFAULT RATIO" means at the end of any fiscal month, the ratio (expressed as a percentage), of (a) the then aggregate outstanding balance of all Defaulted Receivables (minus Charge-Offs) at the end of such fiscal month to (b) the then aggregate outstanding balance of all Receivables (minus Charge-Offs) at the end of such fiscal month.

"DEFAULTED RECEIVABLE" means any Receivable (a) which is unpaid more than 90 days past its original due date or (b) the Obligor on which has suffered a Bankruptcy Event.

"DELINQUENCY RATIO" means at the end of any fiscal month, the ratio (expressed as a percentage), of (a) the sum of the aggregate outstanding balance of all Delinquent Receivables as of the end of such fiscal month to (b) the sum of the aggregate outstanding balance of all Receivables (minus Charge-Offs) as of the end of each fiscal month.

"DELINQUENT RECEIVABLE" means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days past its original due date.

"DESIGNATED FINANCIAL OFFICER" means the president, chief financial officer, treasurer, assistant treasurer or controller of the Seller or the relevant Quebecor Entity , as applicable.

"DILUTION RATIO" means at the end of any fiscal month, the ratio (expressed as a percentage), of (a) the aggregate amount of payments that would be owed by the Seller pursuant to the first sentence of Section 1.5(b) for such period if all Receivables were Sold Receivables to (b) the Aggregate Collections received during such period.

"DILUTION RESERVE" means, at any time, an amount equal to the product of (i) the Sold Receivable Balance as of the last day of the immediately preceding monthly period times (ii) the Dilution Reserve Percentage.

"DILUTION RESERVE PERCENTAGE" means, at any time, an amount, expressed as a percentage, equal to the excess of (i) 1.5 times the highest three-month average Dilution Ratio (expressed as a decimal) as of the last day of each of the last 12 (twelve) fiscal months over (ii) 5%.

"DISCOUNT" means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

"DISCOUNT RATE" means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a LIBOR Tranche, the LIBOR Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.

"DISCOUNT RESERVE" means, at any time, the product of (a) 1.5 multiplied by (b) the rate calculated under clause (a) of the definition of Prime Rate plus 2% multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the Turnover Ratio, expressed in days, most recently calculated and the denominator of which is 360.

"DOLLAR" and "$" means lawful currency of the United States of America.

"EARLY PAYMENT FEE" is defined in the applicable Rate Supplement.

"ELIGIBLE RECEIVABLE" means, at any time, any Receivable:

         (i) the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA or, with respect to not more than 3% of the aggregate principal amount of Receivables, Canada; (b) is not an Affiliate of any of the parties hereto or the Originator; (c) is not a government or a governmental subdivision or agency; (d) has not suffered a Bankruptcy Event; (e) is a customer of the Originator in good standing; and (f) does not have more than 25% in aggregate principal amount of its Receivables that are Defaulted Receivables or are Receivables that became Charge-Offs;

         (ii) which is stated to be due and payable within 90 days after the invoice date therefor;

         (iii) which is not a Delinquent Receivable, Defaulted Receivable or a Charge-Off;

         (iv) which is an "ACCOUNT" or "CHATTEL PAPER" within the meaning of
Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

         (v) which is denominated and payable only in Dollars in the USA;

         (vi) which constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

         (vii) which (a) contains an obligation to pay a determinable sum of money and is subject to no contingencies other than performance, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the Originator under such contract, (c) does not contain a confidentiality provision that purports to restrict any Purchaser's exercise of rights under this Agreement, including, without limitation, the right to review such contract and (d) directs that payment be made to a Lock-Box or other collection account;

         (viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

         (ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator's business from the sale of goods or provision of services to a related Obligor solely by the Originator;

         (x) the purchase of which with proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

         (xi) which, in the case of an Originator with its chief executive office located in a state that imposes a recording, intangibles or other similar tax when added to the aggregate principal amount of all other Receivables of Originators with their chief executive office located in such state, does not exceed the amount specified on the UCC financing statement filed by the Agent to perfect a lien on the Receivables sold by all such Originators and for which such tax has been paid;

         (xii) the Originator of which has 100% (or, in the case of Quebecor Printing Sayers Inc., not less than 90%) of its outstanding voting stock or other equity interest owned and controlled, either directly or indirectly, by Quebecor Printing Inc.; and

         (xiii) which does not exceed the Concentration Limit or Special Limit.

"ELIGIBLE RECEIVABLE BALANCE" means, at any time, the aggregate outstanding principal balance of all Sold Receivables that are Eligible Receivables.

"ENHANCEMENT BANK" means any Person providing credit support to a Purchaser for such Purchaser's account under an Enhancement Agreement, including pursuant to an unfunded commitment.

"FACE AMOUNT" means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

"FEDERAL FUNDS RATE" means for any day the greater of (i) the highest rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and (ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by ABN AMRO shall be conclusive and binding on the Seller except in the case of manifest error.

"FEE LETTER" means, for each Purchaser Group, the letter agreement, if any, among the Seller, the Purchaser Agent for the applicable Purchaser Group and the Enhancement Bank.

"FUNDING AGREEMENT" means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of a Conduit Purchaser.

"FUNDING SOURCE" means, for a Conduit Purchaser, any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for such Conduit Purchaser.

 "GAAP" means generally accepted accounting principles in the USA or Canada, as applicable, applied on a consistent basis.

"GOVERNMENTAL AUTHORITY" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

"INCREMENTAL PURCHASE" is defined in Section 1.1(b).

"INITIAL COLLECTION AGENT" is defined in the first paragraph hereof.

"INSTRUCTING GROUP" means (i) at any time there are three or more Purchaser Groups, the Purchaser Agents representing Purchaser Groups with at least 662/3% of the Commitments and (ii) at any time there are fewer than three Purchaser Groups, the Purchaser Agents representing Purchaser Groups with 100% of the Commitments.

"INTENDED TAX CHARACTERIZATION" is defined in Section 9.9.

"INTERIM LIQUIDATION" means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to
Section 1.2.

"INVESTMENT" means, for each Purchaser (or Purchaser Group), (a) the sum of (i) all Incremental Purchases by such Purchaser (or Purchaser Group) and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser (or Purchaser Group) to any other Purchaser (or Purchaser Group) to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser (or Purchaser Group) to reduce such Purchaser's (or Purchaser Group's) Investment. A Purchaser's (or Purchaser Group's) Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

"LIBOR" means, for any Tranche Period for a LIBOR Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a LIBOR Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

"LIBOR RATE" means, for any LIBOR Tranche Period, a rate established pursuant to the applicable Rate Supplement.

"LIQUIDATION PERIOD" means, for an Uncommitted Conduit Purchaser only, all times when such Uncommitted Purchaser is not making Reinvestment Purchases pursuant to
Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.

 "LOCK-BOX" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

"LOCK-BOX ACCOUNT" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

"LOCK-BOX AGREEMENT" means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

"LOCK-BOX BANK" means each bank listed on Exhibit F, as revised pursuant to
Section 5.1(i).

"LOCK-BOX LETTER" means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

"LOSS RESERVE" means, at any time, the product of (i) 10% multiplied by (ii) the Sold Receivable Balance.

"LOSS-TO-LIQUIDATION RATIO" means at the end of any fiscal month, the ratio (expressed as a percentage) of the principal amount of Charge-Offs made during such fiscal month to the Aggregate Collections during such fiscal month.

 "MATURED AGGREGATE INVESTMENT" means, at any time, the aggregate Matured Value of all Conduit Purchasers' Investments plus the total Investments of all other Purchasers then outstanding.

"MATURED VALUE" means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

"MAXIMUM INCREMENTAL PURCHASE AMOUNT" means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

"MOODY'S" means Moody's Investors Service, Inc.

"OBLIGOR" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

"ORIGINATOR" means, collectively each Subsidiary listed on Schedule III hereto and such other Subsidiaries approved in writing by the Agent from time to time that become a party to the Purchase Agreement, and also individually, as the context shall require.

"PARENT" means Quebecor Printing (USA) Holdings Inc., a Delaware corporation.

"PERIODIC REPORT" is defined in Section 3.3.

"PERMITTED INVESTMENTS" shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the "r" symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any "r" symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.

 "PERSON" means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

 "POTENTIAL TERMINATION EVENT" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

"PRICING LETTER" means for each Purchaser Group the letter agreement, if any, among the Related Bank Purchasers, the Purchaser Agent for the applicable Purchaser Group and the Seller.

"PRIME RATE" means, (A) for any period, the daily average during such period of
(a) the greater of (i) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75%; or (B) in reference to a Prime Tranche, the "PRIME RATE" specified in the applicable Rate Supplement.

"PURCHASE" is defined in Section 1.1(a).

"PURCHASE AGREEMENT" means the Receivables Purchase Agreement dated as of September 24, 1999 among the Seller and the Originators.

"PURCHASE AMOUNT" is defined in Section 1.1(c).

"PURCHASE DATE" is defined in Section 1.1(c).

"PURCHASE INTEREST" means, for a Purchaser, the percentage ownership interest in the Sold Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a).

"PURCHASE LIMIT" means $400,000,000.

"PURCHASED PERCENTAGE" means, for any Put, for each Committed Purchaser, its Commitment Percentage or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment (unless, in the case of an Enhancement Bank, it elects not to reduce its Purchased Percentage in whole or in part).

"PURCHASER" means each Conduit Purchaser, Enhancement Bank and the Related Bank Purchasers.

"PURCHASER AGENT" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to a Transfer Supplement.

"PURCHASER GROUP" means, for each Conduit Purchaser, such Conduit Purchaser, its Related Bank Purchasers (if any), and the Purchasers party to its Transfer Agreement.

 "PUT" is defined in Section 2.1(a).

"QUEBECOR ENTITY" means Quebecor Printing Inc., the Parent and each Originator.

"RATABLE SHARE" means, for each Purchaser Group, such Purchaser Group's aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

"RATE SUPPLEMENT" means each Rate Supplement among the Seller, the Collection Agent, a Purchaser Agent and the applicable Related Bank Lenders.

"RATING AGENCY" means, for any Conduit Purchaser, each rating agency such Conduit Purchaser chooses to rate its commercial paper notes.

"RATINGS" means, for any Conduit Purchaser, the ratings by the Rating Agencies of the indebtedness for borrowed money of such Conduit Purchaser.

"RECEIVABLE" means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originator and includes the Originator's rights to payment of any interest or finance charges and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term "RECEIVABLE" shall only include receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

 "RECORDS" means, for any Sold Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Sold Receivable or the related Obligor.

"REINVESTMENT PURCHASE" is defined in Section 1.1(b).

"RELATED BANK PURCHASERS" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Related Bank Purchaser pursuant to a Transfer Supplement.

"RELATED SECURITY" means all of the Originator's rights in the merchandise (including returned goods) and contracts relating to the Sold Receivables, all security interests, guaranties and property securing or supporting payment of the Sold Receivables, all Records and all proceeds of the foregoing.

"RPA LIMITED GUARANTY" means the Receivables Purchase Agreement Limited Guaranty dated the date hereof executed by Quebecor Printing Inc. in favor of the Seller.

"RSA LIMITED GUARANTY" means the Receivables Sale Agreement Limited Guaranty dated the date hereof executed by Quebecor Printing Inc. in favor of the Agent.

"SCHEDULED TERMINATION DATE" means September 18, 2000, as such date may be extended pursuant to the terms of Section 1.9.

 "SELLER" is defined in the first paragraph hereof.

"SELLER ACCOUNT" means the Seller's account designated by the Seller to the Agent in writing.

 "SOLD INTEREST" is defined in Section 1.1(a).

"SOLD RECEIVABLE" is defined in Section 1.1(a).

"SOLD RECEIVABLE BALANCE" means, at any time, an amount equal to the quotient obtained by dividing (I) the sum of (i) Aggregate Investment plus (ii) the Discount Reserve by (II) the difference between (i) 90% and (ii) the Dilution Reserve Percentage.

"SPECIAL LIMIT" means, with respect to any Obligor, the amount agreed to from time to time by the Agent and the Seller.

"S&P" means Standard & Poor's Ratings Group.

"SUBORDINATED NOTES" means each revolving promissory note issued by the Seller to an Originator under the Purchase Agreement.

 "SUBSIDIARY" means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Quebecor Entity or by one or more other Subsidiaries of the Seller or such Quebecor Entity. The Subsidiaries of the Parent on the date hereof are listed on Exhibit E.

"TAXES" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

"TERMINATION DATE" means the earliest of (a) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent,
(b) the occurrence of a Termination Event and (c) the Scheduled Termination
Date.

"TERMINATION EVENT" means the occurrence of any one or more of the following:

         (a) any representation, warranty, certification or statement made by the Seller or any Quebecor Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made (including pursuant to Section 7.2); or

         (b) the Collection Agent, any Quebecor Entity or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) and such failure remains unremedied for three (3) Business Days after notice of such failure shall have been given by the Agent or any Purchaser; or

         (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 1.6(b), 5.1(g), 5.1(i) or 5.1(j) of this Agreement or the Originator fails to perform any covenant or agreement in

Sections 5.1(e) or (j) of the Purchase Agreement and such failure remains unremedied for three (3) Business Days or notice of such failure shall have been given by the Agent or any Purchaser; or

         (d) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for ten Business Days after notice of such failure shall have been given by the Agent or any Purchaser; or

         (e) any Quebecor Entity or any Subsidiary suffers a Bankruptcy Event;
or

         (f) the three-month rolling average Delinquency Ratio exceeds 4.50%, the three-month rolling average Default Ratio exceeds 6.50%, the three-month rolling average Dilution Ratio exceeds 15%, the three-month rolling average Loss-to Liquidation Ratio exceeds 1% or the three-month rolling average Turnover Ratio exceeds 90 days; or

         (g) (i) the Seller, any Quebecor Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of Quebecor Printing Inc., the Seller or any Affiliate party thereto; or

         (h) with respect to any indebtedness of any Quebecor Entity or any Subsidiary in the aggregate outstanding principal amount of $25,000,000:

         (i) failure to pay, in accordance with its terms and when due and payable (subject to any applicable grace period), any of the principal or interest of such indebtedness, or any such indebtedness shall, in whole or in part, have been required to be repaid prior to the stated maturity thereof, in accordance with the provision of any agreement evidencing, providing for the creation of or concerning such indebtedness, or

         (ii) (y) any event shall have occurred and be continuing that accelerates such maturity or requires such repayment or permits (or, with the passage of time or the giving of notice or both, would permit) any holder or holders of such indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity or require any such repayment, and said holder or holders, trustee or agent, acting on behalf of such holder or holders have accelerated said maturity or required such repayment and (z) if the agreement evidencing, providing for the creation of or concerning such indebtedness provides for a cure period for such event, such event shall not be cured prior to the end of such cure period, ;PROVIDED THAT no Termination Event shall be deemed to have occurred if the failure to pay or perform under the relevant agreement is waived, rescinded or annulled in writing by the relevant creditor(s);

         (i) the long-term unsecured, unsubordinated indebtedness of Quebecor Printing Inc. is rated less than BBB- by S&P or Baa3 by Moody's (or S&P or Moody's has withdrawn or suspended such rating);

         (j) Quebecor Printing Inc. shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Parent; or

         (k) a Collection Agent Replacement Event has occurred and is continuing.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Sold Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Sold Receivable pursuant to Section 1.5(b).

"TRANCHE" means a portion of the Investment of a Conduit Purchaser or of the Related Bank Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) LIBOR Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) LIBOR Rate, or (iii) Prime Rate.

"TRANCHE PERIOD" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days,
(ii) for a LIBOR Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

"TRANSACTION DOCUMENTS" means this Agreement, each Fee Letter, each Pricing Letter, the Purchase Agreement, the Subordinated Notes, the RPA Limited Guaranty, the RSA Limited Guaranty and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

"TRANSFER AGREEMENT" means each transfer or asset purchase agreement entered into among an Uncommitted Conduit Purchaser, its Purchaser Agent and its Related Bank Purchasers in connection with this Agreement.

"TRANSFER SUPPLEMENT" is defined in Section 9.8.

"TURNOVER RATIO" means an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the sum of the aggregate principal amount of all Receivables as of the last day of the immediately preceding fiscal month and (ii) the denominator of which is equal to the sum of the Aggregate Collections during such fiscal month; times (b) 30.

"UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

"UNCOMMITTED CONDUIT PURCHASER" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes an Uncommitted Conduit Purchaser pursuant to a Transfer Supplement.

"UNCOMMITTED CONDUIT PURCHASER SETTLEMENT" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to an Uncommitted Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of an Uncommitted Conduit Purchaser) by the Seller that, if paid, would be applied to reduce Investment.

"USA" means the United States of America (including all states and political subdivisions thereof).

"UNUSED AGGREGATE COMMITMENT" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

"UNUSED COMMITMENT" means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

                                  Schedule II

                                   Purchasers


Uncommitted Conduit Purchasers          Name of Related Bank Purchasers        Commitments of Related Bank
                                                                               Purchasers
AMSTERDAM FUNDING CORPORATION           ABN AMRO BANK, N.V.                    $408,000,000









Committed Conduit Purchasers         Commitments of Committed Conduit Purchasers

Exhibit A
to
Receivables Sale Agreement
Form of Incremental Purchase Request
____________, ____
ABN AMRO Bank N.V., as Agent

Asset Securitization, Structured Finance
Suite 725
135 South LaSalle Street
Chicago, Illinois 60674-9135
Attn:  Purchaser Agent-Amsterdam

Re: Amended and Restated Receivables Sale Agreement dated as of December 22, 1999 (the "SALE AGREEMENT") among Quebecor

World Finance Inc., as Seller, Quebecor Printing (USA)
Holdings Inc., as Initial Collection Agent,
ABN AMRO Bank N.V., as Agent,
and the Purchasers thereunder

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $___________ to be made ratably by the Conduit Purchasers under the Sale Agreement. [IN THE EVENT AN UNCOMMITTED PURCHASER IS UNABLE OR UNWILLING TO MAKE THE REQUESTED INCREMENTAL PURCHASE, THE SELLER HEREBY REQUESTS AN INCREMENTAL PURCHASE OF $____________ BY THE RELATED BANK LENDERS FOR SUCH UNCOMMITTED PURCHASER UNDER THE SALE AGREEMENT AT THE [LIBOR RATE WITH A TRANCHE PERIOD OF _______ MONTHS.] [PRIME RATE]].

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request ("NOTICE"), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to [EACH OF] the proposed Incremental Purchase[S] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,



QUEBECOR WORLD FINANCE INC.


By
   -------------------------------
   Title

Schedule I
to
Incremental Purchase Requests

Summary of Information Relating to Proposed Sale(s)

1.       DATES, AMOUNTS, PURCHASER(S), PROPOSED TRANCHE PERIODS

A1       Date of Notice    _________

A2       Measurement Date (the last

Business Day of the month
immediately preceding the
month in which the Date of
Notice occurs)    _________


A3       Proposed Purchase Dates    _________        _________         _________        _________
(each of which is a Business Day)

A4       Respective Proposed
Incremental Purchase on

each such Purchase Date           $_________        $_________        $_________        $________
         (each Incremental           (A4A)             (A4B)             (A4C)             (A4D)
         Purchase must be in a
         minimum amount of
         $1,000,000 and multiples
         thereof, or, if less, an
         amount equal to the
         Maximum Incremental
         Purchase Amount)

A5       Proposed Allocation
among Purchasers
Conduit
  Purchaser       $_________        $_________       $_________        $_________
Conduit
  Purchaser       $_________        $_________       $_________        $_________

Related Bank
  Lenders         $_________        $_________       $_________        $_________

Related Bank
  Lenders         $_________        $_________       $_________        $_________

Enhancement Bank  $_________        $_________       $_________        $_________
Enhancement Bank  $_________        $_________       $_________        $_________

A6       Tranche Period
and Tranche Rate(s) for Committed
Purchasers
Starting Date      _________         _________        _________         _________
Ending Date        _________         _________        _________         _________
Number of Days     _________         _________        _________         _________
Prime or LIBOR
(for Committed
Purchasers only)   _________         _________        _________         _________


Each proposed Purchase Date must be a Business Day and, other than the initial Incremental Purchase, must occur no later than two weeks after the Measurement Date set forth above. The choice of Measurement Date is a risk undertaken by the Seller. If a selected Measurement Date is not the applicable Purchase Date, the Seller's choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100%.

Exhibit B
to
Receivables Sale Agreement


[Reserved]

Exhibit C

Form of Periodic Report

Exhibit D

Addresses and Names of Seller and Originator

         1. LOCATIONS. (a) The chief executive office of the Seller and the Originator are located at the following address:

SELLER:

Quebecor World Finance Inc.
300 Delaware Avenue, Suite 900
Wilmington, Delaware 19801

ORIGINATORS:
                            Quebecor Printing Atglen
                            Lower Valley Road, Route 372
                            P.O. Box 465
                            Atglen, PA 19310-0465
                            Quebecor Printing Buffalo Inc.
                            2475 George Urban Boulevard
                            Depew, NY 14043
                            Quebcor Printing Dallas II Inc.
                            4800 Spring Valley Road
                            Dallas, TX 75244
                            Quebecor Printing Dallas, L.P.
                            4800 Spring Valley Road
                            Dallas, TX 75244
                            Quebecor Printing Dickson Inc.
                            1655 Old Columbia Road
                            Box 686
                            Dickson, TN 37055
                            Quebecor Printing Dubuque Inc.
                            2460 Kerper Blvd.
                            Dubuque, IA 52001
                            Quebecor Printing Eagle Inc.
                            4515 East 75th Terrace
                            Kansas City, MO 64132
                            Quebecor Printing Eusey Press Inc.
                            27 Nashua Street
                            Leominster, MA 04153
                            Quebecor Printing Fairfield Inc.
                            100 North Miller Street
                            Fairfield, PA 17320
                            Quebecor Printing Hazelton Inc.
                            Humboldt Industrial Park, Route 924 South
                            Hazelton, PA 18201
                            Quebecor Printing Kingsport Inc.
                            Press and Roller Streets
                            Kingsport, TN 37662
                            Quebecor List Services Chicago Inc.
                            27907 W. Industrial Drive North
                            Plainfield, IL 60544-8570
                            Quebecor Printing Lincoln Inc.
                            3700 NW 12th Street
                            Lincoln, NE 68521
                            Quebecor Printing Loveland Inc.
                            380 West 37th Street
                            Loveland, CO 80538
                            Quebecor Printing Memphis II Inc.
                            828 East Holmes Road

                            Memphis, TN 38116
                            QP Memphis Corp.
                            828 East Holmes Road
                            Memphis, TN 38116
                            Quebecor Printing Mt Morris II Inc.
                            404 North Wesley Avenue
                            Mt. Morris, IL 61054
                            Quebecor Printing Olive Branch Inc.
                            8649 Hacks Cross Road
                            Olive Branch, MS 38654
                            Quebecor Printing Pendell Inc.
                            1700 James Savage Road
                            Midland, MI 48642
                            Quebecor Petty Printing Inc.
                            420 West Industrial Avenue
                            Effingham, IL 62401-0250
                            Quebecor Printing St. Cloud Inc.
                            660 Mayhew Lake Road N.E.
                            St. Cloud, MN 56304
                            Quebecor Printing St. Paul Inc.
                            1999 Shepard Road
                            St. Paul, MN 55116
                            Quebecor Printing San Jose Inc.
                            696 East Trimble Road
                            San Jose, CA 95131-1222
                            Quebecor Printing Sayers Inc.
                            9600 Manchester Road
                            St. Louis, MO 63119-1390
                            Quebecor Printing Vermont Inc.
                            Putney Road
                            Brattleboro, VT 05504
                            Quebecor World (USA) Inc.
                            340 Pemberwick Road
                            Greenwich, Connecticut 06831

No such address was different at any time since June 25, 1999

         (b) The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records:
[SAME AS (A) ABOVE]

         2. NAMES. The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originator or any of its divisions or other business units that generate Receivables:
[SAME AS (A) ABOVE]

Exhibit E
Subsidiaries

                    Arcata Corporation
                    Holyoke Lithograph Co., Inc.
                    Karl M. Harrop Company II Inc.
                    National Magazine Mailers, Inc.
                    Nova Marketing Services
                    Print Northwest Company L.P.
                    Printing Acquisition Inc.
                    Q.P. New York Corp.
                    QP Memphis Corp.
                    Quebecor Direct Brookfield Inc.
                    Quebecor List Services Chicago Inc.
                    Quebecor Petty Printing Inc.
                    Quebecor Printing (USA) Corp.
                    Quebecor Printing Atglen  Inc.
                    Quebecor Printing Atlanta Inc.
                    Quebecor Printing Aviation Inc.
                    Quebecor Printing Buffalo Inc.
                    Quebecor Printing Capital Corporation
                    Quebecor Printing Capital GP
                    Quebecor Printing Dallas II Inc.
                    Quebecor Printing Dallas, L.P.
                    Quebecor Printing Delaware L.L.C.
                    Quebecor Printing Dickson Inc.
                    Quebecor Printing Directory Sales Corp.
                    Quebecor Printing Dubuque Inc.
                    Quebecor Printing Eagle Inc.
                    Quebecor Printing Eusey Press Inc.
                    Quebecor Printing Fairfield Inc.
                    Quebecor Printing Federated Inc.
                    Quebecor Printing Franklin Inc.
                    Quebecor Printing Halliday Inc.
                    Quebecor Printing Hazelton Inc.
                    Quebecor Printing Holding Company
                    Quebecor Printing Kingsport Inc.
                    Quebecor Printing Lincoln Inc.
                    Quebecor Printing Loveland Inc.
                    Quebecor Printing Memphis II Inc.
                    Quebecor Printing Memphis Inc.
                    Quebecor Printing Mt. Morris Inc.
                    Quebecor Printing Nevada Inc.

                    Quebecor Printing Olive Branch Inc.
                    Quebecor Printing Pendell Inc.
                    Quebecor Printing Providence Inc.
                    Quebecor Printing San Jose Inc.
                    Quebecor Printing Sayers Inc.
                    Quebecor Printing Seattle Inc.
                    Quebecor Printing Semline Inc.
                    Quebecor Printing St. Cloud Inc.
                    Quebecor Printing St. Paul Inc.
                    Quebecor Printing Vermont Inc.
                    Quebecor Printing Warehousing Inc.
                    The Webb Company


QUEBECOR WORLD (USA) INC. AND ITS SUBSIDIARIES:

                    Acme Printing Company, Inc.
                    BCK 140 Partnership
                    Central Florida Press, L.C.
                    Century Graphics Corporation
                    DB Acquistion Corp.
                    Dittler Brothers, Incorporated
                    Downey Printing/Waukee, Inc.
                    Edwin Road Properties, Inc.
                    Great Western Publishing, Inc.
                    Great Western Trucking
                    Image Technologies
                    Infiniti Graphics, Inc.
                    Johnson & Hardin Enterprises Inc.
                    KRI Dresden, Inc.
                    KRI TN, L.P.
                    KRI, Inc.
                    Krueger Acquisition Corporation
                    Lagnaippe Advertising, Inc.
                    Lagnaippe Inserts, Inc.
                    Lagnaippe Marketing Group
                    Lanman Dominion, Inc.
                    Lanman Lithotech, Inc.
                    Lightspeed Digital Express L.L.C.
                    Magna Graphic, Inc.
                    Magna Graphic/Midwest Inc.
                    Magna/Ruttles L.L.C.

                    Metroweb Acquisition L.P.
                    Nimrod Press
                    Northeast Graphics Inc.
                    Packaging Graphics
                    RAI, Inc.
                    Shea Communications Company
                    Taconic Holdings, Inc.
                    The Johnson & Hardin Co.
                    The Lanman Companies, Inc.
                    The Wessel Company, Inc.
                    UP/Graphics Inc.
                    WCP TN L.P.
                    WCP-D, Inc.
                    WCX, L.L.C.
                    WCY, L.L.C.
                    WCZ, L.L.C.
                    World Color Book Services, Inc.
                    World Color Finance, Inc.
                    World Color Foreign Sales Corporation
                    World Color Systems, Inc.
                    World Color Tennesee, Inc.

Exhibit F

Lock Boxes and Lock-Box Banks

BANK                           LOCK-BOX NUMBER              COLLECTION ACCOUNT

Bank of America, N.A.          81880-03219                  81885-11363
Wachovia Bank, N.A.            101073                       12440-135
Wachovia Bank, N.A.            101629                       12440-135
Wachovia Bank, N.A.            101771                       12440-135
Wachovia Bank, N.A.            101268                       12440-135
Wachovia Bank, N.A.            101312                       12440-135
Wachovia Bank, N.A.            945559                       12440-135
Wachovia Bank, N.A.            751214                       12440-135
Wachovia Bank, N.A.            751359                       12440-135
Wachovia Bank, N.A.            751429                       12440-135
Wachovia Bank, N.A.            751442                       12440-135
Wachovia Bank, N.A.            751444                       12440-135
Wachovia Bank, N.A.            751447                       12440-135
Wachovia Bank, N.A.            751448                       12440-135
Wachovia Bank, N.A.            751449                       12440-135
Wachovia Bank, N.A.            751450                       12440-135
Wachovia Bank, N.A.            751451                       12440-135
Wachovia Bank, N.A.            751452                       12440-135
Wachovia Bank, N.A.            751453                       12440-135
Wachovia Bank, N.A.            751454                       12440-135
Wachovia Bank, N.A.            751566                       12440-135
Wachovia Bank, N.A.            751916                       12440-135
Wachovia Bank, N.A.            751919                       12440-135
Wachovia Bank, N.A.            751950                       12440-135
Wachovia Bank, N.A.            751567                       12440-135
Wachovia Bank, N.A.            951018                       12440-135
Wachovia Bank, N.A.            951006                       12440-135
Wachovia Bank, N.A.            951045                       12440-135
Wachovia Bank, N.A.            951105                       12440-135
Wachovia Bank, N.A.            951167                       12440-135
Wachovia Bank, N.A.            945592                       12440-135
Wachovia Bank, N.A.            951198                       12440-135
Wachovia Bank, N.A.            951467                       12440-135
Wachovia Bank, N.A.            951470                       12440-135
Wachovia Bank, N.A.            951473                       12440-135
Wachovia Bank, N.A.            951476                       12440-135
Wachovia Bank, N.A.            951406                       12440-135

Exhibit G

to Receivables Sale Agreement
Form of Lock Box Letter


[Name of Lock Box Bank]

Ladies and Gentlemen:

Reference is made to the lock-box numbers _______________ in __________ and the associated lock-box demand deposit account number ____________ maintained with you (such lock-boxes and associated lock-box demand deposit account, collectively, the "ACCOUNTS"), each in the name of [NAME OF ORIGINATOR] ("[___]"). [___] hereby confirms it has sold all Receivables (as defined below) to Quebecor World Finance Inc. (the "SELLER"). In connection with the Amended and Restated Receivables Sale Agreement, dated as of December 22, 1999 (as amended, supplemented or otherwise modified from time to time, the "RECEIVABLES SALE AGREEMENT"), among the Seller, the Initial Collection Agent, the Conduit Purchasers from time to time party thereto, the Enhancement Banks from time to time party thereto, the Related Bank Purchasers from time to time party thereto and ABN AMRO Bank N.V., as agent (the "AGENT") for the Conduit Purchasers, the Related Bank Purchasers and the Enhancer (collectively, the "PURCHASERS"), the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the "RECEIVABLES") under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to "WE" and "US" refer to [_____] and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a "TERMINATION EVENT" and/or "COLLECTION AGENT REPLACEMENT EVENT" has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the "AGENT'S NOTICE").

At all times prior to the receipt of the Agent's Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent. We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent's Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

We also hereby notify you that, at all times from and after the date of your receipt of the Agent's Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent's audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent's Notice, neither we nor any of our affiliates shall be given any access to the Accounts.

The Agent's Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent's Notice is given by telex or facsimile, it will be deemed to have been received when the Agent's Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

By executing this letter agreement, you acknowledge the existence of the Agent's right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled "Quebecor World Finance Inc. and ABN AMRO Bank N.V., as Agent for the Purchasers" with the subline "[NAME OF ORIGINATOR]". Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect. By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent's instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a "LOCK-BOX SERVICE AGREEMENT") (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

[___] agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an "INDEMNITEE") from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney's fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.

In the event [___] becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF __________. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,


[NAME OF ORIGINATOR]


By:
    ---------------------------------
    Title:


QUEBECOR WORLD FINANCE INC.


By:
    ---------------------------------
    Title:

Accepted and confirmed as of
the date first written above:

By:  ABN AMRO BANK N.V., as Agent


By:
    ---------------------------------
    Title:


By:
    ---------------------------------
    Title:


Address of notice:

         ABN AMRO Bank N.V.
         Structured Finance, Asset Securitization
         135 South LaSalle Street
         Chicago, Illinois 60674
         Attention:  Purchaser Agent
         Telephone Number:  (312) 904-6263
         Telecopy Number:  (312) 904-6376


Acknowledged and agreed to as of the date first written above:

[NAME OF BANK]


By:
    ---------------------------------
    Title:

Address for notice:


         -------------------------------

         -------------------------------

         -------------------------------

ANNEX A TO
LOCK-BOX LETTER

[Name of Bank]

Re:      Quebecor World Finance Inc.

Lock Box Numbers ______________

Lock-Box Account Number ____________

Ladies and Gentlemen:

Reference is made to the letter agreement dated __________, ____ (the "LETTER AGREEMENT") among [NAME OF ORIGINATOR], Quebecor World Finance Inc., the undersigned, as Agent, and you concerning the above-described lock-boxes and lock-box account (collectively, the "ACCOUNTS"). We hereby give you notice that a "TERMINATION EVENT" and/or "COLLECTION AGENT REPLACEMENT EVENT" has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,


ABN AMRO BANK N.V.


By:
    ---------------------------------
    Title:


By:
    ---------------------------------
    Title:


cc: Quebecor World Finance Inc.

Exhibit H

To Receivables Sale Agreement
Compliance Certificate

To:      ABN AMRO Bank N.V., as Agent, and
         each Purchaser

This Compliance Certificate is furnished pursuant to Section 5.1(a)(iii) of the Amended and Restated Receivables Sale Agreement, dated as of December 22, 1999 (as amended, supplemented or otherwise modified through the date hereof, the "SALE AGREEMENT"), among Quebecor World Finance Inc. (the "SELLER"), Quebecor Printing (USA) Holdings Inc. (the "INITIAL COLLECTION AGENT"), the Conduit Purchasers from time to time party thereto, the Enhancement Banks from time to time party thereto, the Related Bank Purchasers from time to time party thereto, and ABN AMRO Bank N.V. as agent for the Purchasers (in such capacity, the "AGENT"). Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

THE UNDERSIGNED HEREBY REPRESENTS, WARRANTS, CERTIFIES AND CONFIRMS THAT:

         1. The undersigned is a duly elected Designated Financial Officer of the undersigned.

         2. Attached hereto is a copy of the financial statements described in
Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

         3. The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originator during and at the end of the accounting period covered by the attached financial statements.

         4. The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

         5. Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in
Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

         6. The undersigned confirms that Year 2000 remediation efforts are proceeding as scheduled. Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:



The foregoing certifications are made and delivered this ____ day of ___________, _____.


QUEBECOR PRINTING INC.



By:
    ----------------------------------------
         Designated Financial Officer

Exhibit I

Credit and Collection Policy